Exhibit 99.1

PRESS RELEASE
www.biotapharma.com

FOR IMMEDIATE RELEASE

BIOTA PROVIDES AN UPDATE ON THE DEVELOPMENT OF LANINAMIVIR OCTANOATE

- Stop-Work Order Received Pending In Process Review Decision from BARDA -

- Phase 2 IGLOO Top-Line Data Anticipated in Q3 2014 -

ATLANTA, GA – April 29, 2014 — Biota Pharmaceuticals, Inc. (NASDAQ:BOTA, the “Company”) today announced that it has been notified by the U.S. Department of Health and Human Services (HHS) office of the Assistant Secretary for Preparedness and Response (ASPR) and Biomedical Advanced Research and Development Authority (BARDA) that pending a decision regarding the outcome of a recently completed In Process Review (IPR) of the Company’s contract for the development of laninamivir octanoate, ASPR/BARDA has issued a Stop-Work Order notifying the Company to discontinue work on a number of activities under its contract.

The Company’s contract provides that ASPR/BARDA will conduct IPRs in its discretion during the performance period to discuss the progression of milestones and deliverables under the contract. The IPR, which was the first such review of the Company’s progress since the inception of its contract in March 2011, was conducted by a team of representatives from the Public Health Emergency Medical Countermeasures Enterprise (PHEMCE), which is led by ASPR, and in addition to BARDA, includes three primary HHS internal agency partners; the Centers for Disease Control and Prevention (CDC), the Food and Drug Administration (FDA) and the National Institutes of Health (NIH).

As a result of the receipt of the Stop-Work Order and exceeding the original recruitment target of 636 patients in its Phase 2 IGLOO trial, the Company has concluded enrollment in the Northern Hemisphere and will not enroll patients in this trial during the upcoming Southern Hemisphere influenza season. As previously disclosed by the Company, virology data available to-date indicate approximately 40% of the patients enrolled in the trial had laboratory confirmed influenza A or B. The Company anticipates that top-line results from this trial will be available in the third quarter of 2014.

“We are surprised by this Stop-Work Order and unfortunately, do not have any additional visibility or understanding at this time as to the nature of ASPR/BARDA’s pending decision related to the IPR,” stated Russell H. Plumb, President and CEO of Biota Pharmaceuticals, Inc. “We anticipate that this decision will be forthcoming shortly, and we will provide a further update at that time. In the interim, we are complying with the order and focusing our efforts on critical path activities for the program not covered by the order, namely completing the conduct of and finalizing the data from our Phase 2 IGLOO trial.”

About Biota

Biota Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery and development of products to prevent and treat serious and potentially life-threatening infectious diseases. The Company currently has two Phase 2 clinical-stage product candidates: laninamivir octanoate, which the Company is developing for the treatment of influenza A and B infections in the United States through a contract with BARDA that is intended to provide up to $231 million in financial support towards the filing of a New Drug Application (NDA); and vapendavir, a potent, oral broad spectrum capsid inhibitor of enteroviruses, including human rhinovirus. In addition to these clinical-stage development programs, the Company has preclinical programs focused on developing treatments for respiratory syncytial virus. For additional information about the Company, please visit www.biotapharma.com.

Biota Pharmaceuticals, Inc.   ♦   2500 Northwinds Parkway, Suite 100   ♦   Alpharetta, GA 30009   ♦   Tel: (678) 221-3343

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning our business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including statements related to the anticipated time in which the Government will render a decision from the IPR and the time in which top-line results of the Phase 2 IGLOO trial may be available. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including the Company, BARDA, the FDA or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board, delaying, limiting, suspending or terminating the clinical development of laninamivir octanoate at any time for a lack of safety, tolerability, anti-viral activity, commercial viability, regulatory or manufacturing issues, or any other reason whatsoever; BARDA terminating or significantly amending the Company’s existing contract to support the development of laninamivir octanoate; the Company’s ability to secure, manage and retain qualified third-party clinical research, preclinical research, data management and contract manufacturing organizations which it relies on to assist in the design, development and implementation of the clinical development of laninamivir octanoate, and other cautionary statements contained elsewhere in this press release and in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013, as filed with the U.S. Securities and Exchange Commission, or SEC, on September 27, 2013 and its Form 10-Q’s as filed with the SEC on November 12, 2013 and February 10, 2014.

There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Biota is a registered trademark of Biota Pharmaceuticals, Inc. TwinCaps® is a registered trademark of Hovione FarmaCiencia SA.

Contacts:

Russell H. Plumb

Chief Executive Officer

(678) 221-3351

r.plumb@biotapharma.com

Lee M. Stern

The Trout Group

(646) 378-2922

lstern@troutgroup.com

Biota Pharmaceuticals, Inc.   ♦   2500 Northwinds Parkway, Suite 100   ♦   Alpharetta, GA 30009   ♦   Tel: (678) 221-3343